Exhibit 99.1
Quanterix Announces Appointment of Jason Faessler
as Chief Financial Officer

BILLERICA, Mass.—June 9, 2026-- Quanterix Corporation (Nasdaq: QTRX), a company transforming healthcare by accelerating biomarker breakthroughs from discovery to diagnostics, today announced the appointment of Jason Faessler as the Company’s new Chief Financial Officer, effective June 22. Faessler brings extensive finance leadership experience and expertise in managing complex organizations in the life science tools industry, positioning him to play a pivotal role in executing Quanterix’s strategic growth plans in the coming years.
“We are thrilled to welcome Jason to the Quanterix leadership team,” said Everett Cunningham, Chief Executive Officer of Quanterix. “His extensive track record within life science organizations makes him the ideal leader to support our ambitious growth objectives. Jason’s expertise in strategic financial and capital planning, operational excellence, and commercial support will be instrumental in advancing our mission.”
Faessler joins Quanterix from Bruker Corporation, where he served as Senior Vice President, leading global FP&A and the Americas Finance organization. His responsibilities have included strategic planning, operational finance, and capital decision-making. Prior to Bruker, Faessler held senior finance leadership positions at PAREXEL, where he led its Early- and Late-Phase Clinical divisions, driving growth and profitability across both businesses. Jason also held senior financial management roles at EMC (now Dell) and Harvard Business Publishing.
“I am both excited and honored to join Quanterix at this pivotal moment in its journey,” Faessler adds. “The Company is uniquely positioned for growth with two leading scientific instrument platforms and an emerging diagnostics capability. Quanterix’s technology is enabling earlier disease detection and deeper insights into both research and clinical settings, helping to advance science and improve patient outcomes. I look forward to partnering with Everett and the leadership team to drive sustained value creation for our shareholders by capturing these opportunities.”
About Quanterix
Quanterix is a global leader in ultra-sensitive biomarker detection, enabling breakthroughs in disease research, diagnostics, and drug development. Its proprietary Simoa® technology delivers industry-leading sensitivity, allowing researchers to detect and quantify biomarkers in blood and other fluids at concentrations far below traditional limits. With approximately 6,500 peer-reviewed publications, Quanterix has been a trusted partner to the scientific community for nearly two decades. In 2025, Quanterix acquired Akoya Biosciences, The Spatial Biology Company®, adding multiplexed tissue imaging with single-cell resolution to its portfolio and 1,450 installed instruments. Together, the combined company offers a uniquely integrated platform that connects biology across blood and tissue—advancing precision medicine from discovery to diagnostics. Learn more at www.quanterix.com.

Media
media@quanterix.com
Investor Relations
Joshua Young
ir@quanterix.com